Exhibit (k)(7)

TCG STRATEGIC INCOME FUND

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of the date set forth on the signature page by and between TCG Strategic Income Fund, a Delaware statutory trust (the “Trust”), and the officer of the Trust whose name is set forth on the signature page (the “Officer”).

WHEREAS, the Officer is an officer of the Trust, and the Trust wishes the Officer to continue to serve in that capacity; and

WHEREAS, the Amended and Restated Agreement and Declaration of Trust and Bylaws of the Trust (together, as amended from time to time, the “Governing Documents”) and applicable laws provide that the Trust shall indemnify and hold the Officer harmless under certain conditions described therein; and

WHEREAS, to induce the Officer to continue to provide services to the Trust and to provide the Officer with contractual assurance that indemnification will be available to the Officer, the Trust desires to provide the Officer with protection against personal liability and delineate certain procedural aspects relating to indemnification and advancement of expenses, as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree as set forth below. Certain capitalized terms used herein are defined in Section 6.

1. Indemnification. The Trust shall indemnify and hold harmless the Officer against any and all Expenses actually and reasonably incurred by the Officer in any Proceeding arising out of or in connection with the Officer’s service to the Trust, to the fullest extent permitted by the Governing Documents of the Trust and the laws of the state of Delaware, the Securities Act of 1933, and the Investment Company Act of 1940 (the “1940 Act”), as now or hereafter in force, subject to the provisions of (a) and (b) of this Section 1 and the provisions of Section 4 of this Agreement.

(a) Disabling Conduct. The Officer shall be indemnified pursuant to this Section 1 against any and all such Expenses unless the Officer is subject to such Expenses by reason of the Officer’s willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office as defined in Section 17(h) of the 1940 Act (“Disabling Conduct”) and there has been a Final Decision on the merits in the relevant Proceeding that the Officer’s conduct was Disabling Conduct.

(b) Conditions to Indemnification. The Officer shall be indemnified pursuant to this Section 1 if either:

(1) the court or other body before which the Proceeding relating to the Officer’s liability is brought shall have rendered a Final Decision on the merits, finding that the Officer is not liable by reason of Disabling Conduct or is entitled to indemnification; or

(2) the Proceeding against the Officer shall have been dismissed for insufficiency of evidence of any Disabling Conduct with which the Officer has been charged; or

(3) in the absence of such a Final Decision, dismissal or withdrawal, a determination shall have been made that the Officer is not rendered ineligible by reason of Disabling Conduct, based upon a review of the facts, by either the vote of a majority of a quorum of Non-Party Independent Trustees or Independent Counsel (selected as provided for in Section 4(c)) in a written opinion, under the procedures set forth in Section 4.

2. Requests for Advancement of Expenses. The Trust shall promptly advance funds to the Officer prior to a Final Decision in the relevant Proceeding to cover any and all Expenses the Officer incurs with respect to any Proceeding arising out of or in connection with the Officer’s service to the Trust, to the fullest extent permitted by Delaware law, the Securities Act of 1933, and the 1940 Act, as now or hereafter in force, subject to the provisions of this Section 2.

A request by the Officer for advancement of funds for such Expenses shall be made in writing addressed to the Secretary of the Trust, and shall be accompanied by the Officer’s written affirmation of his or her good faith belief that he or she met the standard of conduct necessary for indemnification. The Secretary of the Trust shall promptly advise the Board of any request received.

Funds shall be advanced to the Officer pursuant to this Section 2 upon the occurrence of any one of the following:

(1) the Trust and the Officer receive written confirmation in reasonably acceptable form that the Trust is insured against losses arising by reason of any lawful advancements;

(2) a determination is made, under the procedures set forth in Section 4, by the vote of a majority of a quorum of Non-Party Independent Trustees or, if such a quorum is not obtainable or if the Non-Party Independent Trustees so direct, by Independent Counsel (selected as provided for in Section 4(c)) in a written opinion, based on a review of the readily available facts then known (as opposed to a full trial-type inquiry), that there is reason to believe that the Officer ultimately will be found to be entitled to indemnification; or

(3) the Trust receives a written undertaking by the Officer (or on the Officer’s behalf) to repay such advancements upon a Final Decision or Judgment that he or she has engaged in Disabling Conduct, and security (in any reasonable form, including a personal secured note from the Officer) for such advancements.

3. Request for Indemnification.

A request by the Officer for indemnification shall be made in writing addressed to the Secretary of the Trust and shall be accompanied by such relevant documentation and information as is reasonably available to the Officer. The Secretary of the Trust shall promptly advise the Board of any request received. Upon the Officer’s request for indemnification, a determination with respect to the Officer’s entitlement thereto shall be made, under the procedures set forth in Section 4, by the vote of a majority of a quorum of Non-Party Independent Trustees or, if such a quorum is not obtainable or a majority of a quorum of Non-Party Independent Trustees so directs, by Independent Counsel (selected as provided for in Section 4(c)).

4. Procedures Governing Determinations. The procedures set forth in this Section, subject to the requirements of applicable law, govern determinations regarding indemnification or advancements of Expenses.

(a) Rebuttable Presumption. In any determination by the Non-Party Independent Trustees or Independent Counsel, the Officer shall be afforded a rebuttable presumption that the Officer did not engage in Disabling Conduct.

(b) Cooperation. The Officer shall cooperate with the person or persons making a determination under Section 2 or 3, including without limitation by providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Officer and reasonably necessary to such determination. Any Expenses incurred by the Officer in so cooperating shall be borne by the Trust, irrespective of the determination as to the Officer’s entitlement to indemnification or advancement of Expenses.

(c) Independent Counsel. If the determination of entitlement to indemnification or advancement of Expenses is to be made by Independent Counsel, the Board shall promptly select the Independent Counsel, and the Trust shall give written notice to the Officer advising the Officer of the identity of the Independent Counsel selected. The Officer may, within five business days after receipt of such written notice, deliver to the Trust a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the definition of Independent Counsel set forth in Section 6, and shall set forth with particularity the factual basis of such assertion. Upon such objection, the Board shall determine the merits of the objection and select another Independent Counsel if they deem appropriate. If within ten business days after submission by the Officer of such written objection no Independent Counsel shall have been selected without objection, then either the Trust or the Officer may petition the Superior Court of the State of Delaware or any other court of competent jurisdiction for resolution of any objection that shall have been made to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel.

The Trust shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses incident to the procedures described in this paragraph, regardless of the manner in which such Independent Counsel was selected or appointed.

(d) Failure to Make Timely Determination. The determination whether the Officer is entitled to advancement of Expenses shall be made within thirty days after receipt by the Trust of the request therefor; provided, however, that such thirty-day period may be extended for a reasonable period of time, not to exceed an additional thirty days, if the person or persons making the determination in good faith require(s) such additional time to obtain or evaluate documentation or information relating thereto and provide(s) written notice to the Officer of the need for such an extension. The determination whether the Officer is entitled to indemnification shall be made within six months after receipt by the Trust of the request therefor; provided, however, that such six-month period may be extended for a reasonable period of time, not to exceed an additional sixty days, if the person or persons making the determination in good faith require(s) such additional time to obtain or evaluate documentation or information relating thereto and provide(s) written notice to the Officer of the need for such an extension.

(e) Payment Upon Determination of Entitlement. If a determination is made pursuant to this Agreement that the Officer is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Officer shall be made within ten business days after such determination (and, in the case of advancements of further Expenses, within ten days after submission of supporting information, including the required affirmation, undertaking and evidence of any required security). If such payment is not made when due, the Officer shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of the Officer’s entitlement to such indemnification or advancements. The Officer shall commence such proceeding seeking an adjudication within one year following the date on which he or she first has the right to commence such proceeding pursuant to this paragraph. In any such proceeding, the Trust shall be bound by the determination that the Officer is entitled to indemnification or advancements, absent (i) an intentional misstatement by the Officer of a material fact, or an intentional omission of a material fact necessary to make his or her statement not materially misleading, in connection with the request for indemnification or advancements, (ii) a prohibition of such indemnification or advancements under applicable law, (iii) a requirement under the 1940 Act for insurance or security that has not been satisfied, or (iv) a subsequent Final Decision.

(f) Appeal of Adverse Determination. If a determination is made that the Officer is not entitled to indemnification or advancements, the Officer shall be entitled to an adjudication of such matter in an appropriate court of the State of Delaware or in any other court of competent jurisdiction. Alternatively, the Officer, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Officer shall commence such proceeding or arbitration within one year following the date on which the adverse determination is made. Any such judicial proceeding or arbitration shall be conducted in all respects as a de novo trial or arbitration on the merits, and the Officer shall not be prejudiced by reason of such adverse determination.

(g) Expenses of Appeal. If the Officer seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, the indemnification or Expense advancement provisions of this Agreement, the Officer shall be entitled to recover from the Trust, and shall be indemnified by the Trust against, any and all Expenses actually and reasonably incurred by the Officer in such judicial adjudication or arbitration, but only if the Officer prevails therein. If it shall be determined in such judicial adjudication or arbitration that the Officer is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by the Officer in connection with such judicial adjudication or arbitration shall be appropriately prorated.

(h) Validity of Agreement. In any judicial proceeding or arbitration commenced pursuant to this Section 4, the Trust (unless otherwise determined by the Independent Trustees) shall be precluded from asserting that the procedures and presumptions set forth in this Agreement are not valid, binding and enforceable against the Trust, and shall stipulate in any such court or before any such arbitrator that the Trust is bound by all the provisions of this Agreement.

5. General Provisions.

(a) Non-Exclusive Rights. The provisions for indemnification of, and advancement of Expenses to, the Officer set forth in this Agreement shall not be deemed exclusive of any other rights to which the Officer may otherwise be entitled, including any other rights to be indemnified, or have Expenses advanced, by the Trust. The Trust shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Officer has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise, if such payment is not recoverable from the Officer.

(b) Continuation of Provisions. This Agreement shall be binding upon all successors of the Trust, including without limitation any transferee of all or substantially all assets of the Trust and any successor by merger, consolidation, or operation of law, and shall inure to the benefit of the Officer’s spouse, heirs, assigns, devisees, executors, administrators and legal representatives. The provisions of this Agreement shall continue until the later of (1) ten years after the Officer has ceased to provide any service to the Trust, and (2) the final termination of all Proceedings in respect of which the Officer has asserted, is entitled to assert, or has been granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Officer relating thereto. No amendment of the Governing Documents of the Trust shall limit or eliminate the right of the Officer to indemnification and advancement of Expenses set forth in this Agreement.

(c) Expert Counsel. The Trust shall be entitled to assume the defense of any Proceeding for which the Officer seeks indemnification or advancement of Expenses under this Agreement. However, an Officer may request separate counsel if he or she so elects; counsel selected by the Officer shall conduct the defense of the Officer to the extent reasonably determined by such counsel to be necessary to protect the interests of the Officer, and the Trust shall indemnify the Officer therefor to the extent otherwise permitted under this Agreement, if (1) the Officer reasonably determines that there may be a conflict in the Proceeding between the positions of the Officer and the positions of the Trust or the other parties to the Proceeding that are indemnified by the Trust and not represented by separate counsel, or the Officer otherwise reasonably concludes that representation of the Officer, the Trust and such other parties by the same counsel would not be appropriate, or (2) the Proceeding involves the Officer but neither the Trust nor any such other party and the Officer reasonably withholds consent to being represented by counsel selected by the Trust. If the Trust shall not have elected to assume the defense of any such Proceeding for the Officer within thirty days after receiving written notice thereof from the Officer, the Trust shall be deemed to have waived any right it might otherwise have to assume such defense.

(d) D&O Insurance. To the extent the Trust maintains an insurance policy or policies providing officers liability insurance, the Officer shall be covered by such policy or policies at all times when serving as an Officer, in accordance with its or their terms, to the maximum extent of the coverage available for any other similarly situated officer of the Trust.

(e) Subrogation. In the event of any payment by the Trust pursuant to this Agreement, the Trust shall be subrogated to the extent of such payment to all of the rights of recovery of the Officer, who shall, upon reasonable written request by the Trust and at the Trust’s expense, execute all such documents and take all such reasonable actions as are necessary to enable the Trust to enforce such rights. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Trust or the Officer to proceed or collect against any insurers and to give such insurers any rights against the Trust under or with respect to this Agreement, including without limitation any right to be subrogated to the Officer’s rights hereunder, unless otherwise expressly agreed to by the Trust in writing, and the obligation of such insurers to the Trust and the Officer shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

(f) Notice of Proceedings. The Officer shall promptly notify the Trust in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification or advancement of Expenses pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Officer’s rights or the Trust’s obligations under this Agreement, except to the extent that the rights of the Trust are materially adversely affected by such delay.

(g) Notices. All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party at the address specified on the signature page of this Agreement (or such other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt by the addressee) or two days after being sent (1) by certified or registered mail, postage prepaid, return receipt requested, (2) by nationally recognized overnight courier service or (3) by e-mail.

(h) Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever, (1) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i) Modification and Waiver. This Agreement supersedes any existing or prior agreement between the Trust and the Officer pertaining to the subject matter of indemnification, advancement of expenses and insurance, other than the Trust’s Governing Documents and the terms of any liability insurance policies, which shall not be modified or amended by this Agreement. The rights of indemnification set forth in this Agreement shall in no way impact the provisions relating to tenure, removal and resignation of members of the Board, as set forth in the Governing Documents. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing (including by electronic transmission) by both parties or their respective successors or legal representatives; provided, however, that any supplements, modifications or amendments to the Trust’s Governing Documents or to the terms of any liability insurance policies shall be deemed not to constitute supplements, modifications or amendments to this Agreement. Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party’s successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

(j) Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k) Counterparts. This Agreement may be executed in one or more counterparts (including by electronic transmission), each of which shall be an original, and all of which when taken together shall constitute one document.

(l) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the 1940 Act and the laws of the State of Delaware without reference to principles of conflict of laws.

(m) WAIVER OF RIGHT TO JURY TRIAL. BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

6. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Board” means the board of trustees of the Trust.

(b) “Disabling Conduct” shall be as defined in Section 1.

(c) “Expenses” shall include without limitation all judgments, penalties, fines, amounts paid or to be paid in settlement, ERISA excise taxes, liabilities, losses, interest, expenses of investigation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts and witnesses, expenses of preparing for and attending depositions and other proceedings, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other costs, disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or acting as a witness in a Proceeding. For the avoidance of doubt, to the extent the Officer is, by reason of the Officer’s service to the Trust, a witness for any reason in any Proceeding to which such Officer is not a party, such Officer shall be indemnified by the Trust against any and all expenses actually and reasonably incurred by or on behalf of such Officer in connection therewith.

(d) “Final Decision” or “Judgment” shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending, from which no further right of appeal or review exists.

(e) “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent (A) the Trust or the Officer in any matter material to either, or (B) any other party to the Proceeding giving rise to a claim for indemnification or advancements hereunder. Notwithstanding the foregoing, however, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Trust or the Officer in an action to determine the Officer’s rights pursuant to this Agreement, regardless of when the Officer’s act or failure to act occurred.

(f) “Independent Trustee” shall mean a trustee of the Trust who is not an “interested person” of the Trust as defined in Section 2(a)(19) of the 1940 Act.

(g) “Non-Party Independent Trustees” shall mean those Independent Trustees who are not parties to the Proceeding with respect to which indemnification or advancement of Expenses is being sought.

(h) The term “Proceeding” shall include without limitation any threatened, pending, contemplated or completed claim, demand, threat, discovery request, request for testimony or information, action, suit, arbitration, alternative dispute mechanism, investigation, hearing, or other proceeding, including any appeal from any of the foregoing, whether civil, criminal, administrative, arbitrative, or investigative, whether formal or informal, before any court or administrative or legislative or other body, and shall also include any proceeding brought by the Officer against the Trust.

(i) The Officer’s “service to the Trust” shall include without limitation the Officer’s service as a trustee, officer, employee, agent or representative of the Trust, and his or her service at the request of the Trust as a trustee, officer, employee, agent or representative of another trust, partnership, joint venture, trust, employee benefit plan or other enterprise.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated:

TCG STRATEGIC INCOME FUND,	OFFICER:
a Delaware statutory trust

Name:	Name:
Title:

Address for notices:	Address for notices:

[SIGNATURE PAGE TO OFFICER INDEMNIFICATION AGREEMENT]